Exhibit 5.2

1755 South Naperville Road, Suite 200 Wheaton, Illinois 60189

p: (630) 221-1755 f: (630) 221-1756

www.huckbouma.com

June 5, 2023

Astronics Corporation

130 Commerce Way

East Aurora, NY 14052

RE:	Registration Statement on Form S-3 Filed by Astronics Corporation

Ladies and Gentlemen:

We have served as local Illinois counsel to Astronics Connectivity Systems & Certification Corp., an Illinois corporation (“Astronics Connectivity”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Astronics Corporation, a New York corporation (the “Parent”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the registration of an indeterminate number of various securities up to an aggregate offering price of $150,000,000, including shares of common stock, preferred stock, warrants, rights to purchase, stock purchase contracts, units, and debt securities of the Parent, and guarantees of debt securities by certain subsidiaries of the Parent, including Astronics Connectivity.

I.	Documents Examined.

In connection with rendering our opinions in this opinion letter, we have examined originals or copies of the following documents (collectively, the “Examined Documents”):

1.	The Illinois Articles of Incorporation of Astronics Connectivity, as amended to date, certified by the Illinois Secretary of State as of May 24, 2023 (“Articles of Incorporation”);

2.	The Amended & Restated By-laws of Astronics Connectivity, as amended to date (the “By-laws”);

3.

The Written Consent of the Board of Directors or Sole Member of Each Subsidiary Guarantor of Astronics Corporation in Lieu of a Meeting dated May 30, 2023, relating to, among other things, the filing of the Registration Statement and the guarantee of the Indentures (as defined below) (the “Written Consent”);

4.	The Illinois Certificate of Good Standing of Astronics Connectivity dated June 1, 2023 (the “Certificate of Good Standing”); and

5.	The Officer Certificate of Astronics Connectivity dated June 5, 2023 (the “Officer Certificate”).

As to matters of fact material to the opinions expressed herein, we have relied upon (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in the Officer Certificate furnished to us. We have not independently verified such facts and information so relied upon.

In such examination, we have assumed the following without investigation or verification: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the Examined Documents and other records, documents, instruments and certificates we have reviewed.

II.	Opinions.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations herein set forth, we are of the opinion that:

1.    Based solely on review of the Certificate of Good Standing, Astronics Connectivity is a corporation validly existing and in good standing under Illinois law.

2.    Astronics Connectivity has the corporate power and authority to guarantee indentures evidencing debt securities issued by the Parent (the “Indentures”) and to perform its obligations thereunder.

The opinions expressed in this letter are made subject to and are qualified by the following:

A.    Our opinions herein are limited solely to the laws of the State of Illinois in effect on the date hereof as they presently apply and the facts in existence as of the date hereof, and we express no opinions as to the laws of any other jurisdiction. We shall have no continuing obligation to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

B.    We express no opinion as to any other matters other than specifically stated in Paragraphs 1 and 2 of Section II. This opinion letter is expressly limited to the matters set forth herein and no opinions may be inferred or implied beyond the matters expressly contained herein.

C.    This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to facts, circumstances or events that may occur subsequent to such date. Without limiting the foregoing, we express no opinions as to any Indentures that may be issued pursuant to the Registration Statement. We assume no obligation to update or supplement this opinion letter to reflect any acts, circumstances or events that may come to our attention after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or related rules and regulations of the Commission issued thereunder.

Respectfully submitted,

/s/ Huck Bouma, P.C.

Huck Bouma, P.C.